   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000
                                                      REGISTRATION NO. 333-39418
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              CHILES OFFSHORE LLC

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        1381                    76-0547408
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
Incorporation or Organization)  Classification Code Number)

                            ------------------------

                        11200 RICHMOND AVENUE, SUITE 490
                              HOUSTON, TEXAS 77082
                                 (713) 339-3777
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                 DICK FAGERSTAL
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                              CHILES OFFSHORE LLC
                        11200 RICHMOND AVENUE, SUITE 490
                              HOUSTON, TEXAS 77082
                                 (713) 339-3777
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   Copies to:

               DAVID E. ZELTNER, ESQ.                                      DAVID P. OELMAN, ESQ.
             WEIL, GOTSHAL & MANGES LLP                                    VINSON & ELKINS L.L.P.
                  767 FIFTH AVENUE                                         2300 FIRST CITY TOWER
           NEW YORK, NEW YORK 10153-0119                                        1001 FANNIN
                   (212) 310-8000                                           HOUSTON, TEXAS 77002
                                                                               (713) 758-2222

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                     CALCULATION OF REGISTRATION FEE CHART

           TITLE OF EACH CLASS OF               PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
        SECURITIES TO BE REGISTERED                 OFFERING PRICE (1)                REGISTRATION FEE
Common Stock, par value $0.01 per share.....            $3,680,000                          $972

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                                EXPLANATORY NOTE

    This Registration Statement on Form S-1 is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-1 (File No. 333-39418), filed by Chiles Offshore LLC, a Delaware limited liability company (the "Company") with the Securities and Exchange Commission (the "Commission") on June 15, 2000, as amended by (i) Amendment No. 1 to Registration Statement on Form S-1 filed by the Company on July 7, 2000, (ii) Amendment No. 2 to Registration Statement on Form S-1 filed by the Company on July 24, 2000, (iii) Amendment No. 3 to Registration Statement on Form S-1 filed by the Company on August 11, 2000, and
(iv) Amendment No. 4 to Registration Statement on Form S-1 filed by the Company on September 7, 2000, (as amended, the "Registration Statement"), which was declared effective by the Commission on September 18, 2000, is incorporated herein by reference.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

EXHIBIT NO.                                                         DESCRIPTION
-----------                                 ------------------------------------------------------------
          1.1++                             Form of Underwriting Agreement

          5.1*                              Opinion of Weil, Gotshal & Manges LLP

         23.1*                              Consent of Arthur Andersen LLP

         23.2*                              Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                                            5.1)

         23.3*                              Consent of Bassoe Offshore Consultants Limited of Edinburgh
                                            (UK)

         24.1+                              Powers of Attorney (included on signature page)

------------------------

+ Incorporated by reference to the Registration Statement filed on June 15, 2000.

++ Incorporated by reference to Amendment 2 to the Registration Statement filed on July 24, 2000.

*   Filed as an exhibit herewith.

    (b) Financial Statement Schedules.

    None.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on this 18th day of September, 2000.

                                                       CHILES OFFSHORE LLC

                                                       By:  /s/ WILLIAM CHILES
                                                            -----------------------------------------
                                                            Name: William Chiles
                                                            Title:  Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                    TITLE                         DATE
                   ----                                    -----                         ----
                    *
    ---------------------------------                     Manager                 September 18, 2000
            Charles Fabrikant

                    *
    ---------------------------------                     Manager                 September 18, 2000
              Randall Blank

            /s/ WILLIAM CHILES
    ---------------------------------       Manager and Chief Executive Officer   September 18, 2000
              William Chiles                    (Principal Executive Officer)

                                            Manager, Senior Vice President and
                    *                           Chief Financial Officer
    ---------------------------------           (Principal Accounting and         September 18, 2000
              Dick Fagerstal                    Financial Officer)

                    *
    ---------------------------------                     Manager                 September 18, 2000
            Jonathan Fairbanks

                    *
    ---------------------------------                     Manager                 September 18, 2000
            Timothy J. McKeand

                    *
    ---------------------------------                     Manager                 September 18, 2000
          Robert J. Pierot, Jr.

*By:              /s/ WILLIAM CHILES
             ----------------------------
                    William Chiles                                                      September 18, 2000
                   Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         5.1            Opinion of Weil, Gotshal & Manges LLP

        23.1            Consent of Arthur Andersen LLP

        23.2            Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                        5.1)

        23.3            Consent of Bassoe Offshore Consultants Limited of Edinburgh
                        (UK)